U.S. SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 10

GENERAL FORM FOR REGISTRATION OF SECURITIES

Pursuant to Section 12(b) or (g) of the Securities Exchange Act of 1934

FAST CASUAL CONCEPTS, INC.

(Exact name of registrant as specified in its charter)

Wyoming	83-4100110
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

Registrant’s Principal Office

141 Amsterdam Rd.

Grove City, PA 16127

Registrant’s telephone number, including area code:

(727-692-3348)

Securities to be registered under Section 12(b) of the Act: None

Securities to be registered under Section 12(g) of the Exchange Act: Common Stock, $0.001 per share

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☑	Smaller reporting company ☑
Emerging Growth Company ☑

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

EXPLANATORY NOTE

We are filing this General Form for Registration of Securities on Form 10 to register our common stock, par value $0.001 per share (the “Common Stock”), pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Once this registration statement is deemed effective, we will be subject to the requirements of Regulation 13A under the Exchange Act, which will require us to file annual reports on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K. We will be required to comply with all other obligations of the Exchange Act applicable to issuers filing registration statements pursuant to Section 12(g) of the Exchange Act.

Unless otherwise noted, references in this registration statement to the “Company,” “Fast Casual,” “we,” “our,” or “us” means Fast Casual Concepts, Inc. and its wholly owned subsidiary GDS Lumina, Inc.. Our principal place of business is located at 141 Amsterdam Rd. Grove City, PA 16127, and our telephone number is (727)-692-3348.

Fast Casual Concepts, Inc is a Wyoming corporation and was originally incorporated in Pennsylvania in March 2019. The company filed articles of continuance with the Wyoming Secretary of State in April 2020. Fast Casual incorporated a wholly owned subsidiary, GDS Lumina Inc., filing articles of continuance with the Wyoming Secretary of State in June 2025

The company has recently turned its focus to generating revenue through marketing. The company consults and provides digital marketing services that include branding, online marketing, Integration of AI technologies into marketing and a suite of products that the company has distribution agreements with to provide cutting edge marketing materials to clients.

Management believes that the business will continue to grow and has extremely high growth potential. We are filing this Form 10 to begin reporting requirements to allow our shareholders’ increased liquidity in their shares going forward, and to provide transparency to the market.

FORWARD-LOOKING STATEMENTS

There are statements in this registration statement that are not historical facts. These “forward-looking statements” can be identified by the use of terminology such as “believe,” “hope,” “may,” “anticipate,” “should,” “intend,” “plan,” “will,” “expect,” “estimate,” “project,” “positioned,” “strategy” and similar expressions. You should be aware that these forward-looking statements are subject to risks and uncertainties beyond our control. To discuss these risks, you should read this entire registration statement carefully, especially the risks discussed under the “Risk Factors” section. Although management believes that the assumptions underlying the forward-looking statements included in this registration statement are reasonable, they do not guarantee our future performance, and actual results could differ from those contemplated by these forward-looking statements. The assumptions used for purposes of the forward-looking statements specified in the following information represent estimates of future events and are subject to uncertainty as to possible changes in economic, legislative, industry, and other circumstances. As a result, the identification and interpretation of data and additional information and their use in developing and selecting assumptions from and among reasonable alternatives require the exercise of judgment. To the extent that the assumed events do not occur, the outcome may vary substantially from anticipated or projected results. Accordingly, no opinion is expressed on the achievability of those forward-looking statements. In light of these risks and uncertainties, there can be no assurance that the results and events contemplated by the forward-looking statements contained in this registration statement will transpire. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of their dates. We do not undertake any obligation to update or revise any forward-looking statements.

Item 1. Business.

Prior Operations

ORGANIZATIONAL HISTORY

Fast Casual Concepts, Inc is a Wyoming corporation and was originally incorporated in Pennsylvania in March 2019. The company filed articles of continuance with the Wyoming Secretary of State in April 2020. The company originally operated a chain of Fast Casual Restaurants, Holy Cow Burgers and Ice Cream, Independent Taco and Third Eye Pies. The Company intended to franchise the restaurant chains. Recently the company has changed focus and strategies to marketing. In November 2024 the company announced a 1 for 4 reverse stock split of its common shares. The company also announced an acquisition of CK Distribution a bloody mary mix company that sells non alcoholic mixers to distributors. Through this process the Company has opened up new business opportunities in marketing, branding and advertising. CK Distribution has been divested to its original owners and during June 2025, Fast Casual Concepts, Inc. opened a marketing company named GDS Lumina, Inc. (“GDS Lumina”) www.gdslumina.com. GDS Lumina is focused on marketing and will be the main focus moving forward for the Company.

Recognizing the strength of its marketing expertise developed through promoting its own restaurant brands and CK Distribution, the Company made a strategic pivot to focus exclusively on marketing services. The Company divested its restaurant operations in 2024 and has rebranding as a marketing company in 2025. This transition was driven by market opportunities created and presented through the running of the business. The Company launched GDS Lumina to focus on marketing through a unique strategy of combining ready made products to clients and using relationships with many clients to obtain marketing and advertising revenues. The company is working on implementing several integrated products that will combine with current marketing strategies such as email, Pay per click advertising, digital marketing, corporate branding and other marketing concepts. The Company is also exploring relationships with distributors of products that assist specific industries in their marketing efforts. The Company is currently under a non disclosure and cannot name the specific entity but it relates to the auto industry and will allow the company to integrate multiple marketing products under one product that seamlessly offers multiple data points to intelligently market their current database of customers. The Company offers a comprehensive suite of marketing services tailored to the needs of fast-casual restaurants and related businesses, including:

•	Digital Marketing: Search engine optimization (SEO), pay-per-click (PPC) advertising, and email marketing campaigns to drive online traffic and conversions.
•	Brand Strategy: Development of brand identities, positioning, and messaging to enhance market differentiation.
•	Social Media Management: Creation and management of social media content across platforms such as Instagram, Facebook, TikTok, X and other social media, designed to engage target audiences.
•	Content Creation: Production of high-quality visual and written content, including videos, photography, and blog posts, to support client marketing campaigns.
•	Analytics and Reporting

The Company also offers consulting services for customer loyalty programs and mobile app integration, leveraging its prior experience in the restaurant industry to deliver industry-specific expertise.

Market and Competition

Fast Casual Concepts Inc. operates in the competitive marketing services industry, serving clients in many different sectors but with growing opportunities in the auto industries and within the fast casual restaurant industry we believe we can leverage our company experience and knowledge to assist in key areas.

The digital marketing space is highly competitive and fragmented, encompassing a mix of full-service agencies, specialized firms (e.g., in SEO, PPC, content, or AI-driven strategies), and larger holding companies. As of 2025, the global digital marketing market is projected to reach approximately USD $1.18 trillion by 2033, growing at a CAGR of 11.22% from 2025 onward, driven by AI integration, personalization, and data analytics. Competitors range from established giants like WebFX and SmartSites to innovative players leveraging AI tools for competitive intelligence and automation. Key players dominate through services like SEO, PPC, social media management, content marketing, email campaigns, and programmatic advertising. Below, the top competitors are categorized based on recent industry rankings and analyses from sources like Clutch.co, DesignRush, Semrush, and GoodFirms. These are selected for their proven track records, client results, and relevance in 2025 trends such as hyper-personalization, AI optimization, and full-funnel strategies.

Agency Name	Key Strengths and Services
WebFX	SEO, PPC, web design, content marketing, CRO; data-driven with proprietary tools for ROI tracking.
SmartSites	SEO, PPC, social media, web development; fast-growing with a focus on small to mid-sized businesses.
Ignite Visibility	Full-funnel SEO, paid media, social, email; award-winning for performance marketing.
Disruptive Advertising	PPC and paid search expertise; automation and AI for scaling campaigns.
Thrive Internet Marketing Agency	SEO, PPC, social media, reputation management; emphasis on measurable growth.

2. Specialized Agencies (SEO, Content, AI-Focused) These excel in niche areas like SEO tools, content creation, or AI-powered marketing, often competing by offering targeted expertise amid 2025's rise in generative AI and voice search.

Agency Name	Key Strengths and Services
Higher Visibility	SEO, content marketing, link building; data analytics for competitive analysis.
Victorious	SEO strategy, on-page optimization, technical audits; AI-enhanced keyword research.
Siege Media	Content marketing, SEO, digital PR; generates high-traffic value.
Omniscient Digital	Data-driven content strategies, SEO for B2B; focuses on organic lead generation.
Moburst	Mobile-first digital marketing, app growth, AI personalization; global scaling.

3. Global and Holding Company Affiliates and Larger networks or affiliates under holding companies provide scalable, international services, competing through resources and tech integration like AR/VR and predictive analytics.

Agency Name	Key Strengths and Services
Merkle (Dentsu)	Performance media, CRM, loyalty programs; AI for customer experience.
DEPT®	Creative tech, AI consulting, digital experiences; full-funnel media.
REQ	Omnichannel strategy, SEO, traditional-digital blend.
Power Digital	Online marketing, SEO, social; proprietary tech for eCommerce.
NoGood	AI-driven growth, paid media, SEO; hubs across North America.

Additional Insights

•	Challenges for Competitors: High competition leads to consolidation via M&A, with independents like SmartSites gaining ground against holding companies. Economic factors, like potential TikTok disruptions, could shift ad spends.

Business Opportunities

The Company intends to leverage a relationship built client base and use our relationships as a competitive advantage. We also intend to integrate data driven results through AI integration and data aggregation.

SWOT Analysis

Strengths

1.	Strong Client Relationships: Personalized, trust-based relationships with clients foster loyalty, repeat business, and referrals, giving the company a competitive edge over larger, less agile firms.
2.	AI Integration: Early adoption of AI tools (e.g., predictive analytics, programmatic advertising, sentiment analysis) enhances campaign efficiency, targeting, and ROI, positioning the company as innovative.
3.	Agility and Flexibility: As a smaller firm, we can quickly adapt strategies, customize campaigns, and pivot to meet client needs compared to larger agencies with bureaucratic processes.
4.	Cost-Effective Solutions: Lower overhead allows competitive pricing, appealing to small and mid-sized businesses (SMBs) that make up a significant portion of the $1.18 trillion digital marketing market projected for 2033.
5.	Niche Expertise: Deep understanding of specific industries or local markets, built through relationships, enables tailored campaigns that resonate with target audiences.

Weaknesses

1.	Brand Recognition: Less visibility compared to established players like WebFX or SmartSites, making it harder to attract larger clients or compete in high-profile pitches.
2.	AI Implementation Costs: Integrating and maintaining AI tools requires upfront investment in software, training, and talent, straining limited financial resources.
3.	Client Dependency Risk: Relying heavily on a few key clients for revenue increases vulnerability if relationships falter or clients reduce budgets during economic downturns.
4.	Talent Retention: Competing for skilled AI and marketing professionals is challenging due to lower salaries or benefits compared to larger firms or tech companies.

Opportunities

1.	Growing AI Demand: The rise of AI-driven marketing (e.g., 80% of consumers prefer personalized experiences) creates opportunities to offer cutting-edge services like AI-optimized content, chatbots, or hyper-targeted ads.
2.	SMB Market Expansion: Small and mid-sized businesses increasingly seek digital marketing, providing a large addressable market for cost-effective, relationship-driven services.
3.	Partnerships with AI Platforms: Collaborating with AI tool providers can enhance capabilities and credibility without heavy in-house development.
4.	Niche Specialization: Focusing on underserved industries or emerging trends can differentiate the company and attract high-value clients.
5.	Word-of-Mouth Growth: Leveraging strong client relationships for referrals and testimonials can drive organic growth, especially in local or industry-specific markets.

Threats

1.	Intense Competition: Larger agencies (e.g., Ignite Visibility, Merkle) and tech giants offering AI-driven marketing tools dominate market share, pressuring smaller firms on pricing and innovation.
2.	Economic Volatility: Marketing budgets are often cut during recessions, impacting SMB clients who are the company’s core market, as seen in past economic downturns.
3.	Rapid Technological Change: The fast pace of AI and digital marketing advancements requires constant upskilling and adaptation, straining resources.
4.	Data Privacy Regulations: Stricter laws (e.g., CCPA, GDPR) increase compliance costs and risks for AI-driven campaigns relying on consumer data, potentially leading to fines or reputational damage.
5.	Market Saturation: The influx of freelancers and small agencies offering low-cost services can erode margins and make it harder to stand out without significant differentiation.

Business Opportunities

As a company we intend to maximize our strengths using client relationships to secure long-term contracts and upsell AI enhanced services.

We intend to mitigate weaknesses by partnering with AI platforms and using some of the freely available open source AI frameworks to reduce implementation costs and more intelligently invest in staff training and expertise.

The company will capitalize on opportunities to target small business owners in high growth sectors with tailored AI-driven campaigns that will assist smaller businesses in ways that they thought they could not afford.

The company will address threats by diversifying our client base and attempting to reduce dependency on specific industries or customers. We will stay updated on privacy laws and data protection laws to ensure compliance and we will differentiate ourselves through niche expertise and superior client service to counter our competition.

Employees

We have one full time employee, our President, George Athanasiadis. The Board retains consultants and advisors on as needed basis.  They are compensated with cash and also with the issuance of the Company’s common stock.

Facilities

Our corporate offices are located in Florida and Pennsylvania. In Pennsylvania we occupy approximately 1500 square feet. Our main operations will be spread across the United States and we intend to have advisors and contract service providers working from home offices or remote locations.

ITEM 1A.  RISK FACTORS

Any investment in our securities is highly speculative.  The Company's business and ownership of shares of our common stock are subject to numerous risks.  You should not purchase our shares if you cannot afford to lose your entire investment. You should consider the following risks before acquiring any of our shares.

We need additional capital.

We need additional financing to grow our operations. The amount required depends upon our business operations, and how quickly we grow. Varying based on growth strategies, it is estimated between $1,000,000 and $25,000,000 will have to be raised over the next 2 years. We may be unable to secure this additional required financing on a timely basis, under terms acceptable to us, or at all. To obtain additional financing, we will sell additional equity securities, which will further dilute shareholders' ownership in us. Ultimately, if we do not raise the required capital, we may experience delayed growth or need to cease operations.

We are dependent upon our key personnel.

We are highly dependent upon the services of George Athanasiadis, our CEO and President. If he terminated his services with us, our business would suffer.

There is only a limited trading market for our securities.

Our Common Stock is traded on the OTCIQ. The prices quoted may not reflect the price at which you can resell your shares. Because of the illiquid nature of our stock, we are subject to rules of the U.S. Securities and Exchange Commission that make it difficult for stockbrokers to solicit customers to purchase our stock. This reduces the number of potential buyers of our stock and may reduce the value of your shares. There can be no assurance that a trading market for our stock will continue or that you will ever be able to resell your shares at a profit, or at all.

Our management controls us.

Our current officers and directors own approximately 57.5% of our outstanding common stock and are able to affect the election of the members of our Board of Directors and make corporate decisions. George Athanasiadis, by his ownership of Class A Preferred Stock, has the right to vote 79.2% of our voting securities.

We have a going concern issue.

Fast Casual Concepts consolidated financial statements are prepared using Generally Accepted Accounting Principles applicable to a going concern that contemplates the realization of assets and liquidation of liabilities in the normal course of business. However, Fast Casual has recently accumulated losses since its inception and has had negative cash flows from operations until 2024, which raise substantial doubt about its ability to continue as a going concern. Management's plans with respect to alleviating the adverse financial conditions that caused management to express substantial doubt about the company’s ability to continue as a going concern are as follows:

The ability to continue Fast Casual’s operations depends on its ability to generate and grow revenue and results of operations as well as our ability to access capital markets when necessary to accomplish strategic objectives. We expect to continue to incur losses for the immediate future and will need additional equity or debt financing until we can achieve profitability and positive cash flows from operating activities. Our future capital requirements for operations will depend on many factors, including the ability to generate revenues and obtain capital.

There can be no assurance that the Company be able to achieve its business plans, raise any more required capital or secure the financing necessary to achieve its current operating plan. The ability of Fast Casual to continue as a going concern is dependent upon its ability to successfully accomplish the plan described in the preceding paragraph and eventually attain profitable operations. The accompanying financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

We are in a competitive market and will be competing with much larger companies.

We are in a very competitive market and will be competing with much larger companies that are possibly better funded than us.

We are highly dependent on retaining our customer base.

As we grow we will do so focusing on relationships of some of our customer base. If we were to lose these customers we would likely see a significant decline in our rate of growth.

Reporting requirements under the Exchange Act and compliance with the Sarbanes-Oxley Act of 2002, including establishing and maintaining acceptable internal controls over financial reporting, are costly and may increase substantially.

The rules and regulations of the SEC require a public company to prepare and file periodic reports under the Exchange Act, which will require that the Company engage in legal, accounting, auditing, and other professional services. The engagement of such services is costly, and we are likely to incur losses that may adversely affect our ability to continue as a going concern. Additionally, the Sarbanes-Oxley Act of 2002 requires, among other things, that we design, implement and maintain adequate internal controls and procedures over financial reporting. The costs of complying with the Sarbanes-Oxley Act may make it difficult for us to design, implement and maintain adequate internal controls over financial reporting. If we fail to maintain an effective system of internal controls or discover material weaknesses in our internal control. In that case, we may not be able to produce reliable financial reports or report fraud, which may harm our overall financial condition and result in a loss of the investor confidence and a decline in our share price.

We cannot assure you that our Common Stock will be listed on an exchange.

Our common stock is currently traded on the OTCIQ under the symbol FCCI. Our goal is to become a fully reporting company, and uplist to a larger exchange, if possible. However, we cannot assure you that we will be able to meet the initial listing standards of the stock exchanges or quotation medium we are hoping to uplist to, or that we will be able to maintain a listing of our Common Stock on any stock exchange. After the filing of this Form 10, we expect that our Common Stock would continue to be eligible to trade on the “OTCIQ,” where our stockholders may find it more difficult to trade shares in our Common Stock or obtain accurate quotations as to the market value of our Common Stock. In addition, we would be subject to an SEC rule that, if we failed to meet the criteria outlined in such rule, imposes various practice requirements on broker-dealers who sell securities governed by such rule to persons other than established customers and accredited investors. Consequently, such a rule may deter broker-dealers from recommending or trading shares in our Common Stock, which may further affect its liquidity. This would also make it more difficult for us to raise additional capital following a business combination.

Our Common Stock will likely be considered a “penny stock,” which may make it more difficult for investors to sell their shares due to suitability requirements.

Our common stock is currently deemed “penny stock,” as that term is defined under the Exchange Act. Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the NASDAQ system, provided that the exchange or system provides current price and volume information concerning transactions in such securities). Penny stock rules impose additional sales practice requirements on broker-dealers who sell to persons other than established customers and “accredited investors.” The term “accredited investor” generally refers to institutions with assets over $5,000,000 or individuals with a net worth in excess of $1,000,000 or an annual income exceeding $200,000 or $300,000 jointly with their spouse.

The penny stock rules require a broker-dealer, before a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized disclosure document in a form prepared by the SEC, which provides information about penny stocks and the nature and level of risks in the penny stock market. Moreover, brokers/dealers are required to determine whether an investment in a penny stock is suitable for a prospective investor. A broker/dealer must receive a written agreement to the transaction from the investor setting forth the identity and quantity of the penny stock to be purchased. These requirements may reduce the potential market for our common stock by reducing the number of potential investors. This may make it more difficult for investors in our common stock to sell shares to third parties or dispose of them. This could cause our stock price to decline.

We have never paid dividends on our Common Stock, and it is not guaranteed that we will in the future.

We have never paid dividends on our Common Stock, we have this option as valid to discuss on the management level and approve it. There are no assurances or guarantees that we will be able to pay dividends.

We are an “emerging growth company” under the JOBS Act of 2012. We cannot be certain if the reduced disclosure requirements applicable to emerging growth companies will make our common stock less attractive to investors.

We are an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012 (“JOBS Act”). We may take advantage of certain exemptions from various reporting requirements that apply to other public companies that are not “emerging growth companies,” including, but not limited to, not being required to comply with the auditor attestation requirements of section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. We cannot predict if investors will find our common stock less attractive because we may rely on these exemptions. If some investors find our common stock less attractive, there may be a less active trading market for our common stock, and our stock price may be more volatile.

In addition, Section 107 of the JOBS Act also provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an “emerging growth company” can delay the adoption of specific accounting standards until those standards would otherwise apply to private companies. We are taking advantage of the extended transition period to comply with new or revised accounting standards.

We will remain an “emerging growth company” for up to five years, although we will lose that status sooner if our revenues exceed $1 billion, if we issue more than $1 billion in non-convertible debt in three years, or if the market value of our common stock that is held by non-affiliates exceeds $700 million as of any June 30.

Our status as an “emerging growth company” under the JOBS Act of 2012 may make it more challenging to raise capital as and when we need it.

Because of the exemptions from various reporting requirements provided to us as an “emerging growth company” and because we will have an extended transition period for complying with new or revised financial accounting standards, we may be less attractive to investors, and it may be difficult for us to raise additional capital as and when we need it. Investors may be unable to compare our business with other companies in our industry if they believe that our financial accounting is not as transparent as other companies in our industry. If we cannot raise additional capital as and when we need it, our financial condition and results of operations may be materially and adversely affected.

We have the right to issue shares of preferred stock. If we were to issue preferred stock, it is likely to have rights, preferences, and privileges that may adversely affect the common stock.

We have preferred stock currently issued and outstanding and do have the ability to issue more. The issuance of these shares could adversely affect the common stock already outstanding. The aforementioned preferred stock allows the holder to vote 10 times for each share owned. Currently George Athanasiadis owns 10,000,000 shares representing 100,000,000 votes. These shares hold special voting rights but are not convertible into common stock of the company.

There are inherent risks associated with our limitation of our internal policies and procedures.

We are a smaller company and have not yet established committees to oversee our financial activities such as an audit committee or compensation committee. Because we are smaller there are risks associated with our current lack of oversight. We have retained a PCAOB auditor and we intend to create committees as soon as we can feasibly do so.

Technological disruption could render some of our marketing strategies archaic or obsolete

Rapid advancements in AI, automation and digital marketing tools can render more traditional marketing strategies obsolete or archaic. We intend to be on the cutting edge of the AI marketing integration but it is very fast moving.

Data Privacy and Security issues.

Handling consumer data for marketing campaigns could expose us to breaches or non compliance with some regulations like GDPR or CCPA and could lead to fines or reputational damage.

Item 2. Financial Information.

Management’s Discussion and Analysis of Financial Condition and Results of Operation.

Forward-looking Statements

Statements made in this Annual Report which are not purely historical are forward-looking statements with respect to the goals, plan objectives, intentions, expectations, financial condition, results of operations, future performance and our business, including, without limitation, (i) our ability to raise capital, and (ii) statements preceded by, followed by or that include the words "may," "would," "could," "should," "expects," "projects," "anticipates," "believes," "estimates," "plans," "intends," "targets" or similar expressions.

Forward-looking statements involve inherent risks and uncertainties, and important factors (many of which are beyond our control) that could cause actual results to differ materially from those set forth in the forward-looking statements, including the following, general economic or industry conditions, nationally and/or in the communities in which we may conduct business, changes in the interest rate environment, international gold prices, legislation or regulatory requirements, conditions of the securities markets, our ability to raise capital, changes in accounting principles, policies or guidelines, financial or political instability, acts of war or terrorism, other economic, competitive, governmental, regulatory and technical factors affecting our current or potential business and related matters.

Accordingly, results actually achieved may differ materially from expected results in these statements. Forward-looking statements speak only as of the date they are made. We do not undertake, and specifically disclaim, any obligation to update any forward-looking statements to reflect events or circumstances occurring after the date of such statements.

Overview

The financial statements presented are those of Fast Casual Concepts, Inc. (“Fast Casual”, or the “Company”) and its wholly owned subsidiary, GDS Lumina, Inc. (“GDS”). GDS was incorporated on June 23, 2025 under the laws of the state of Wyoming to pursue digital marketing. On June 30, 2025, Fast Casual terminated its previous November 2024 acquisition of CK Distribution, LLC (“CK”).

Fast Casual was incorporated to develop, build, operate and franchise casual eating establishments. All restaurant development, building and operations were discontinued on October 1, 2022. The remaining franchising operations were discontinued during 2024 with the shuttering of the last franchised eating establishment. CK was incorporated on July 10, 2023 under the laws of the state of Florida to pursue production, market and sale of specialty drink mixes. CK was acquired by Fast Casual during November 2024 as the result of a private party agreement between the respective companies’ majority ownership. During June 2025, the parties agreed to terminate the agreement with all personal shares being returned and all liabilities of CK assumed by its new owner. All balances and activity related to the franchising and CK specialty drink mix business have been shown as discontinued operations as of and for the six months ended June 30, 2025 and 2024.

Summary of Critical Accounting Estimates

The following significant accounting policies require management estimates and assumptions which may result in material impacts to Fast Casual’s financial condition.

Revenue Recognition Policy

Fast Casual recognizes revenue based on the allocation of the transaction price to each performance obligation as each performance obligation in a contract is satisfied. Fast Casual recognized revenue from continuing operations from the sale of digital marketing services totaling $18,500 for the six months ended June 30, 2025. Revenue from discontinued operations from the specialty drink mix were $36,854 and $0, and franchising revenue was $0 and $20,321 during the six months ended June 30, 2025 and 2024, respectively.

Leases

Operating lease liabilities represented the present value of lease payments not yet paid. Operating lease assets represented rights to use an underlying asset and are based upon the operating lease liabilities adjusted for prepayments or accrued lease payments, initial direct costs, lease incentives, and impairment of operating lease assets. To determine the present value of lease payments not yet paid, incremental borrowing rates corresponding to the reasonably certain lease term were estimated. If the estimate of our incremental borrowing rate was changed, operating lease assets and liabilities could differ materially.

Long Lived Assets

Long-lived assets to be held and used are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Fast Casual evaluates the recoverability of long-lived assets based upon forecasted undiscounted cash flows. The carrying amount of a long-lived asset is not recoverable if it exceeds the sum of the undiscounted cash flows expected to result from the use and eventual disposition of the asset. Should impairment in value be indicated, the carrying value of long-lived assets will be adjusted, based on estimates of future discounted cash flows resulting from the use and ultimate disposition of the asset. Assets to be disposed of are reported at the lower of the carrying amount or the fair value less cost to sell.

Stock Based Compensation

We record stock-based compensation using the fair value method. Equity instruments issued to employees and the cost of the services received as consideration are measured and recognized based on the fair value of the equity instruments issued. All transactions with non-employees in which goods or services are the consideration received for the issuance of equity instruments are accounted for based on the fair value of the consideration received or the fair value of the equity instrument issued, whichever is more reliably measurable.

Income Taxes

The Company accounts for income taxes under the asset and liability method, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements. Under this method, deferred tax assets and liabilities are determined based on the differences between the financial statements and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. The Company has incurred net operating losses in prior years for financial-reporting and tax-reporting purposes. Accordingly, for Federal income tax purposes, the benefit for income taxes has been offset entirely by a valuation allowance against the related federal and state deferred tax assets.

Fair Value Measurements

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. A fair value hierarchy distinguishes between (1) market participant assumptions developed based on market data obtained from independent sources (observable inputs) and (2) an entity’s own assumptions about market participant assumptions developed based on the best information available in the circumstances (unobservable inputs).

The fair value hierarchy consists of three broad levels, which gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1) and the lowest priority to unobservable inputs (Level 3). The three levels of the fair value hierarchy under are described as follows:

●	Level 1 – Unadjusted quoted prices in active markets for identical assets or liabilities that are accessible at the measurement date.
●	Level 2 – Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly. Level 2 inputs include quoted prices for similar assets or liabilities in active markets; quoted prices for identical or similar assets or liabilities in markets that are not active; inputs other than quoted prices that are observable for the asset or liability; and inputs that are derived principally from or corroborated by observable market data by correlation or other means.
●	Level 3 – Inputs that are unobservable and significant for the asset or liability.

The carrying values of cash and prepaid assets, accounts payable and accrued liabilities, notes payable and notes payable, related party, approximate fair value. Pursuant to ASC 820 and 825, the fair value of cash is determined based on "Level 1" inputs, which consist of quoted prices in active markets for identical assets. The recorded values of all other financial instruments approximate their current fair values because of their nature and respective maturity dates or durations.

Results of Operations

For the Six Months Ended June 30, 2025 Compared to the Six Months Ended June 30, 2024

Revenues

Fast Casual recognized revenue from continuing operations from the sale of digital marketing services totaling $18,500 for the six months ended June 30, 2025.

Revenue from discontinued operations is from the specialty drink mix sales revenue of $36,854 and $0, and franchising rights sales of $0 and $20,321, during the six months ended June 30, 2025 and 2024, respectively.

Operating Expenses

Operating expenses were $23,524 and $21,094 for the six months ended June 30, 2025 and 2024, respectively. The $2,430, or approximately 12% increase, is mainly due to a $14,837 increase in professional fees and $4,400 in contract labor, partially offset by a $16,807 decrease in general and administrative expenses during the six months ended June 30, 2025 compared to June 30, 2024.

Net Loss from Operations

Net loss from operations totaled $5,024 and $21,094 for the for the six months ended June 30, 2025 and 2024, respectively, a decrease of $16,070, or approximately 76%. The decrease is mainly due to the $18,500 increase in Digital marketing revenue, partially offset by the $2,430 increase operating expenses, as discussed above.

Other Income and Expenses

We recognized total net other expenses of $10,126 and $1,660 for the six months ended June 30, 2025 and 2024, respectively. The $8,466, or approximately 510%, increase, is mainly due to $7,999 in loss on disposal of subsidiary recognized during the six months ended June 30, 2025 from the write-off of CK Distribution assets and liabilities and reversion back to its prior owners. Interest expense for the six months ended June 30, 2025 and 2024 was $2,127 and $1,660, a slight $467 increase, mainly related to interest on the Company’s Economic Injury Disaster Loans.

Net Loss from Continuing Operations

Net loss from continuing operations totaled $15,150 and $22,754 for the for the six months ended June 30, 2025 and 2024, respectively. The decrease of $7,604, or approximately 33%, is mainly due to the $18,500 increase in revenue, partially offset by a $8,466 increase in operating expenses and $2,430 decrease in other expenses, as discussed above.

Net Income (Loss) from Discontinued Operations

Net loss from discontinued operations related to the specialty drink mix business totaled $58,839 for the six months ended June 30, 2025 and consisted of revenues of $36,854, cost of sales of $35,868 and operating expenses of $59,825.

Net income from discontinued operations related to franchise operations totaled $204 for the six months ended June 30, 2024 and consisted of revenues of $20,321 and other expenses of $20,117.

Liquidity

Assets

Current assets at June 30, 2025 totaled $23,235 and was composed of $360 in cash, $18,500 in accounts receivable and $4,375 in prepaid expenses. Current assets at December 31, 2024 totaled $742 and was composed of $247 in cash and $495 in prepaid expenses.

Non-current assets consisted of $0 and $130,236 in assets from discontinued operations at June 30, 2025 and December 31, 2024, respectively.

Liabilities

Total liabilities were $292,589 and $292,589 as of June 30, 2025 and December 31, 2024, respectively, and consisted of current liabilities of $138,435 and $137,103, respectively. Current liabilities at June 30, 2025 consisted of $17,954 in accounts payable and accrued expenses and $120,481 in notes payable, related party. Long term liabilities at June 30, 2025 consisted of $114,400 in a note payable. Current liabilities at December 31, 2024 consisted of $12,356 in accounts payable and accrued expenses, $79,329 in notes payable, related party and $45,418 in liabilities from discontinued operations. Long term liabilities at December 31, 2024 consisted of $114,400 in a note payable and $41,086 in liabilities from discontinued operations.

Changes in Cash Flows

Net Cash Used in Operating Activities

During the six months ended June 30, 2025 and 2024, our operating activities used net cash of $62,285 and $3,967, respectively, an increase of $58,318. The increase is mainly due to the $51,439 increase in net loss, as well as decreases of $12,118 in non-cash losses, a $18,500 increase in accounts receivable and $415 in prepaid assets during the six months ended June 30, 2025 compared to the six months ended June 30, 2024. All changes were partially offset by net $23,739 in cash provided through changes in operating assets and liabilities during the six months ended June 30, 2025 compared to the six months ended June 30, 2024.

Net Cash Provided by and Used in Financing Activities

Financing activities provided $62,398 during the six months ended June 30, 2025. Financing activities used $24,747 in cash during the six months ended June 30, 2024. During the six months ended June 30, 2025 and 2024, we received $6,000 and $0 in cash from common stock, respectively. We received $56,481 and $29,572 in proceeds and repaid $83 and $53,490 in principal on notes payable to related parties during the six months ended June 30, 2025 and 2024, respectively. We repaid $0 and $829 on notes payable during the six months ended June 30, 2025 and 2024, respectively.

Working Capital

The Company had current assets totaling $23,235 and current liabilities totaling $37,435 and a working capital deficit of $14,200 at June 30, 2025. The Company had current assets totaling $742 and current liabilities totaling $75,103 and a working capital deficit of $74,361 at December 31, 2024.

Off-Balance Sheet Arrangements

We had no off-balance sheet arrangements of any kind for the years ended December 31, 2024 or 2023.

MANAGEMENT

Name	Position	Age	Start Date
George Athanasiadis	CEO/Director	49	March 2019

George Athanasiadis has extensive experience in managing companies. He has owned and operated several businesses and has an MBA.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SECURITY HOLDERS

 The following table sets forth information as to the shares of common stock beneficially owned as of December 31, 2022 by (i) each person known to us to be the beneficial owner of more than 5% of our common stock; (ii) each Director; (iii) each Executive Officer; and (iv) all of our Directors and Executive Officers as a group. Unless otherwise indicated in the footnotes following the table, the persons as to whom the information is given had sole voting and investment power over the shares of common stock shown as beneficially owned by them.

Directors and Executive Officers or 5% or more	Amount	Percent
George Athanasiadis	14,998,000	57.4%

INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

During the year ended December 31, 2024, Fast Casual Concepts, Inc. paid a total of $0 of wages to management.

Item 3. Properties.

Our corporate offices are located in Florida and Pennsylvania. Our main operations operate out of approximately 1500 square feet in Pennsylvania, advisors and contract service providers will work from home offices or remote locations.

Item 4. Security Ownership of Certain Beneficial Owners and Management.

Directors and Executive Officers or 5% or more	Amount	Percent
George Athanasiadis	14,998,000	57.4%

Title of Class	Name and address of Beneficial Owner	Amount of shares owned	Nature of beneficial ownership	Percent of class	Voting Power
Common	George Athanasiadis	14,998,000	Officer/Director	57.4%	11.8%
Preferred Series A	George Athanasiadis	10,000,000	Officer/Director	100%	79.2%

Item 5. Directors and Executive Officers.

George Athanasiadis Director, President, Chief Executive Officer, Treasurer, Secretary, Age 49, director until Dec 31, 2026

Mr. Athanasiadis joined the Company as Chief Executive Officer, Secretary, and Principal Financial Officer in March 2019. Mr. Athanasiadis has a history of managing multiple successful businesses. He has experience at an executive level and has served on multiple boards and as an officer of multiple companies. He graduated from University of Florida with a Bachelor’s of Science in electrical engineering. He also has a masters degree in business and a masters degree in information technology. Mr. Athanasiadis has been elected to serve as director of the Company until December 31, 2026.

Recent Work History:

Bright Business LLC – Owner and operator of import of LED light fixtures for multi family construction for the last 15 years.

2G Group LLC – Managing director of marketing group that specializes in information technology and business development

The following table illustrates compensation accrued to director during the most recently ended fiscal year:

Name	Fees earned or paid in cash ($) (Wages Earned and Accrued)	Stock awards ($)	Option awards ($)	Non-equity incentive compensation plan ($)	Nonqualified deferred compensation earnings ($)	All other compensation ($)	Total ($)
George Athanasiadis	—	—	—	—	—	—	—

Item 6. Executive Compensation.

During the previous year and through the 1st and 2nd quarter of this year Executive Compensation has been zero. Executive Compensation will begin as revenues increase. It is expected that compensation will begin in 2025 and will initially be $120,000 per year for executive board members that are working full time. Any additional board members that are not full time will be compensated on a contract basis and will be individually negotiated. Amount paid will not exceed the full time board members.

Item 7. Certain Relationships and Related Transactions

There were no Related Party Transactions during the reporting period.

Item 8. Legal Proceedings.

None.

Item 9. Market Price of and Dividends on the Registrant’s Common Equity and Related Stockholder Matters.

Our common stock is currently quoted on the OTC market "OTCIQ" under the symbol FCCI. For the periods indicated, the following table sets forth the high and low bid prices per share of common stock. The below prices represent inter-dealer quotations without retail markup, markdown, or commission and may not necessarily represent actual transactions.

The following table shows the High and low price of the common stock of the company that is traded on OTC. The price of the stock is reflecting the price as of today with the 4 to 1 reverse split.

Period End Date	Low Price	High Price
Q3 2024	$0.48	$1
Q4 2024	$0.11	$1.555
Q1 2025	$1	$1
Q2 2025	$1	$1

Dividends

Holders of common stock are entitled to dividends when, as, and if declared by the Board of Directors, out of funds legally available therefore. We have never declared cash dividends on its common stock and our Board of Directors does not anticipate paying cash dividends in the foreseeable future as it intends to retain future earnings to finance the growth of our businesses. There are no restrictions in our articles of incorporation or bylaws that restrict us from declaring dividends.

Securities Authorized for Issuance Under Equity Compensation Plans

No equity compensation plan or agreements under which our common stock is authorized for issuance has been adopted during the fiscal years ended December 31, 2024 and 2023. No Equity compensation plan or agreement is planned during the current fiscal year which will end December 31, 2025

Item 10. Recent Sales of Unregistered Securities.

As of June 30, 2023 the company had 104,451,000 common shares outstanding.

The company had a 1 for 4 reverse split that took the company shares from 104,451,000 to 26,112,754 common shares outstanding.

12,000 common restricted shares were issued on May 23rd 2025 under regulation D.

The total outstanding common shares is now 26, 124,754.

No other shares of common stock have been issued.

Item 11. Description of Registrant’s Securities to be Registered.

As of the date of this Form 10 Information Statement, the Company had 26,124,754 shares of common stock outstanding. The Transfer agent for the company is Standard Transfer in Salt Lake City Utah.

Our Certificate of Incorporation authorizes the issuance of 750,000,000 shares of common stock, par value $0.001 per share. Our holders of shares of common stock are entitled to one vote for each share on all matters to be voted on by the shareholders. Holders of common stock do not have cumulative voting rights. Holders of common stock are entitled to share ratably in dividends, if any, as may be declared from time to time by the board of directors in its discretion from legally available funds. In the event of a liquidation, dissolution or winding up of the Company, the holders of common stock are entitled to share pro rata all assets remaining after payment in full of all liabilities. Holders of common stock have no preemptive rights to purchase the Company's common stock. There are no conversion or redemption rights or sinking fund provisions with respect to the common stock.

Series A Preferred Shares

The Company is authorized to issue 100,000,000 shares of preferred stock, par value $0.001 per share. The 10,000,000 shares of Series A Preferred Stock (“Series A Preferred Stock”) outstanding were issued as founder shares of the company. The shares are owned by George Athanasiadis. The Preferred series A shares vote 10 common shares for every one share owned. The 10,000,000 preferred shares outstanding represent 100,000,000 votes in the common shares. The preferred series A shares are not convertible into common shares.

Item 12. Indemnification of Directors and Officers.

Our articles of incorporation, by-laws and director indemnification agreements provide that each person who was or is made a party or is threatened to be made a party to or is otherwise involved (including, without limitation, as a witness) in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director or an officer of the Company or, in the case of a director, is or was serving at our request as a director, officer, or trustee of another corporation, or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan, whether the basis of such proceeding is alleged action in an official capacity as a director, officer or trustee or in any other capacity while serving as a director, officer or trustee, shall be indemnified and held harmless by us to the fullest extent authorized by the Wyoming General Corporation Law against all expense, liability and loss reasonably incurred or suffered by such.

Section 17 of the Wyoming Statutes permits a corporation to indemnify any director or officer of the corporation against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with any action, suit or proceeding brought by reason of the fact that such person is or was a director or officer of the corporation, if such person acted in good faith and in a manner that he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, if he or she had no reason to believe his or her conduct was unlawful. In a derivative action, ( i.e ., one brought by or on behalf of the corporation), indemnification may be provided only for expenses actually and reasonably incurred by any director or officer in connection with the defense or settlement of such an action or suit if such person acted in good faith and in a manner that he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification shall be provided if such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine that the defendant is fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability.

Item 13. Financial Statements and Supplementary Data.

Not applicable to a Smaller Reporting Company per CFR § 229.302.

Item 14. Changes in and Disagreements with Accountants on Accounting and Financial Disclosure.

None.

Item 15. Financial Statements and Exhibits.

FAST CASUAL CONCEPTS, INC. AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

	June 30, 2025	December 31, 2024
ASSETS

CURRENT ASSETS
Cash	$360	$247
Accounts receivable	18,500	—
Prepaid expenses	4,375	495
Total current assets	23,235	742

OTHER NON-CURRENT ASSETS
Assets from discontinued operations	—	130,236
TOTAL ASSETS	$23,235	$130,978

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable and accrued expenses	$17,954	$12,356
Notes payable, related party	120,481	79,329
Liabilities from discontinued operations	—	45,418
Total current liabilities	138,435	137,103

OTHER NON-CURRENT LIABILITIES
Liabilities from discontinued operations	—	41,086
SBA EID Loan 2020	114,400	114,400
TOTAL LIABILITIES	292,589	292,589

STOCKHOLDERS' DEFICIT
Preferred stock; $0.001 par value, 10,000,000,000 and 10,000,000,000 shares authorized and 10,000,000,000 and 10,000,000,000 shares issued and outstanding	10,000	10,000
Common stock; $0.001 par value, 750,000,000 and 750,000,000 shares authorized and 26,124,754 and 26,112,754 shares issued and outstanding	26,125	26,113
Common stock subscribed	—	—
Additional paid-in capital	1,856,254	1,850,266
Accumulated deficit	(2,121,979)	(2,047,990)
Total stockholders' deficit	(229,600)	(161,611)
TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIT	$23,235	$130,978

FAST CASUAL CONCEPTS, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

	For the Years Ended December 31,
	2025	2024
REVENUES
Digital marketing fees	$18,500	$—
Total Revenue	18,500	—

OPERATING EXPENSES
Contract labot	4,400	—
General and administrative	4,287	21,094
Professional fees	14,837	—
Total operating expenses	23,524	21,094
Income (loss) from operations	(5,024)	(21,094)

OTHER EXPENSE
Loss on disposal of subsidiary	(7,999)	—
Interest expense	(2,127)	(1,660)
Total other expense	(10,126)	(1,660)
Income (loss) before income taxes	(15,150)	(22,754)
Provision for income taxes	—	—
Income (loss) from continuing operations	(15,150)	(22,754)
Income (loss) from discontinued operations	(58,839)	204

Net income	$(73,989)	$(22,550)

Basic income (loss) per common share
Continuing operations	$(0.00)	$(0.00)
Discontinued operations	$(0.00)	$0.00
Basic net income (loss) per common share	$(0.00)	$(0.00)
Basic weighted average common shares outstanding	26,115,870	26,112,750

Diluted income (loss) per common share
Continuing operations	$(0.00)	$(0.00)
Discontinued operations	$(0.00)	$0.00
Fully diluted net income per common share	$(0.00)	$(0.00)
Fully diluted weighted average common shares outstanding	26,115,870	26,112,750

See Independent Auditor’s Report and Notes to the Consolidated Financial Statements.

FAST CASUAL CONCEPTS, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' DEFICIT (UNAUDITED)

	Preferred Series A		Common Stock
	Shares	Amount	Shares	Amount	Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Deficit
Balance, December 31, 2024	10,000,000	$10,000	26,112,754	$26,113	$1,850,266	$(2,047,990)	$(161,611)

Common stock issued for cash	—	—	12,000	12	5,988	—	6,000

Net loss for the six months ended June 30, 2025	—	—	—	—	—	(73,989)	(73,989)
Balance, June 30, 2025	10,000,000	$10,000	26,124,754	$26,125	$1,856,254	$(2,121,979)	$(229,600)

Balance, December 31, 2023	10,000,000	$10,000	26,112,754	$26,113	$1,850,266	$(2,118,177)	$(231,798)

Net loss for the six months ended June 30, 2024	—	—	—	—	—	(22,500)	(22,500)
Balance, June 30, 2024	10,000,000	$10,000	26,112,754	$26,113	$1,850,266	$(2,140,727)	$(254,348)

See Independent Auditor’s Report and Notes to the Consolidated Financial Statements.

FAST CASUAL CONCEPTS, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

	For the Six Months Ended June 30,
	2025	2024

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(73,989)	$(22,550)
Adjustments to reconcile net loss to cash provided (used) by operating activities:
Loss on disposal of subsidiary	7,999	—
Loss on disposal of assets	—	20,117
Changes in operating assets and liabilities:
Accounts receivable	(18,500)	—
Decrease in accounts receivable from related party	—	(1,254)
Prepaid assets	(3,880)	(3,465)
Leased assets	34,127	—
Accounts payable and accrued expenses	14,158	3,185
Lease liabilities	(22,500)	—
Net cash (used in)/provided by operating activities	(62,285)	(3,967)

CASH FLOWS FROM FINANCING ACTIVITIES:
Common stock and shares to be issued for cash	6,000	—
Proceeds from the issuance of notes payable, related party	56,481	29,572
Payments on notes payable, related party	(83)	(53,490)
Payments on notes payable	—	(829)
Net cash provided by (used in) financing activities	62,398	(24,747)

Net change in cash	$113	$(28,714)
Cash, beginning of year	$247	$30,742

Cash, end of year	$360	$2,028
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid for interest	$2,481	$1,660
Cash paid for taxes	$—	$—

See Independent Auditor’s Report and Notes to the Consolidated Financial Statements.

FAST CASUAL CONCEPTS, INC. AND SUBSIDIARY

FOOTNOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2025

NOTE 1 - ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES

The financial statements presented are those of Fast Casual Concepts, Inc. (“Fast Casual”, or the “Company”) and its wholly owned subsidiary, GDS Lumina, Inc. (“GDS”). Fast Casual was originally incorporated on March 23, 2019, under the laws of the State of Pennsylvania (PA). On April 13, 2020, the Company re-domiciled in the state of Wyoming, increasing its authorized number common shares available to be issued to 750,000,000 and effectuating a 10-for-1 forward-split of its common stock. During October 2024, Fast Casual effectuated a 4:1 reverse split of its common stock.

Fast Casual was incorporated to develop, build, operate and franchise casual eating establishments. All restaurant development, building and operations were discontinued on October 1, 2022. The remaining franchising operations were discontinued during 2024 with the shuttering of the last franchised eating establishment. As such, all balances and activity related to the franchising business have been shown as discontinued operations as of and for the six months ended June 30, 2024 (see Note 7).

GDS was incorporated on June 23, 2025 under the laws of the state of Wyoming to pursue digital marketing. GDS has 100,000 shares of common stock, par value $0.001 per share, available to be issued, all 100,000 shares of common stock are issued to Fast Casual as its parent.

On June 30, 2025, Fast Casual terminated its previous November 2024 acquisition of CK Distribution, LLC (“CK”). CK was incorporated on July 10, 2023 under the laws of the state of Florida to pursue production, market and sale of specialty drink mixes. CK was acquired by Fast Casual during November 2024 as the result of a private party agreement between the respective companies’ majority ownership, whereby, 100% ownership of the CK LLC was transferred to Fast Casual in exchange for a significant shareholder in Fast Casual transferring his personal shares to the former owner of CK. During June 2025, the parties agreed to terminate the agreement with all personal shares being returned and all liabilities of CK assumed by its new owner. As such, all balances and activity related to CK business have been shown as discontinued operations as of and for the six months ended June 30, 2025 (see Note 7).

Basis of Presentation

The accompanying unaudited consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and the rules of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in financial statements prepared in accordance with U.S. GAAP have been condensed or omitted in accordance with such rules and regulations. The information furnished in the interim consolidated financial statements include normal recurring adjustments and reflects all adjustments, which, in the opinion of management, are necessary for a fair presentation of such financial statements. Although management believes the disclosures and information presented are adequate to make the information not misleading, it is suggested that these interim consolidated financial statements be read in conjunction with Fast Casual's most recent audited financial statements as of December 31, 2024. Operating results for the six months ended June 30, 2025 are not necessarily indicative of the results that may be expected for the year ending December 31, 2025.

Reclassifications

Long term loan amounts totaling $62,000 to a related party as of December 31, 2024 has been reclassified to long term debt on the face of the unaudited balance sheet to reflect it not being due until December 31, 2026.

Revenue Recognition Policy

Fast Casual recognizes revenue in accordance with the provisions of Financial Accounting Standards Board (“FASB”) Accounting Series Codification (“ASC”) 606, Revenue From Contracts With Customers (“ASC 606”), which provides guidance on the recognition, presentation, and disclosure of revenue in financial statements. ASC 606 outlines the basic criteria that must be met to recognize revenue and provides guidance for disclosure related to revenue recognition policies. In general, the Company recognizes revenue based on the allocation of the transaction price to each performance obligation as each performance obligation in a contract is satisfied.

FAST CASUAL CONCEPTS, INC. AND SUBSIDIARY
FOOTNOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2025

Fast Casual recognized revenue from continuing operations from the sale of digital marketing services totaling $18,500 for the six months ended June 30, 2025. Revenue from discontinued operations is from the specialty drink mix sales revenue of $36,854 and $0, and franchising rights sales of $0 and $20,321, during the six months ended June 30, 2025 and 2024, respectively (see Note 7).

New Accounting Pronouncements

Fast Casual has implemented all new accounting pronouncements that are in effect and that may impact its financial statements. The Company does not believe that there are any other new accounting pronouncements that have been issued that might have a material impact on its financial position or results of operations.

Basic and Diluted Loss Per Share

Fast Casual presents both basic and diluted earnings per share (EPS) on the face of the consolidated statements of operations for both continuing and discontinued operations. Basic EPS is computed by dividing net income (loss) from continuing and discontinued operations available to common shareholders (numerator) by the weighted average number of shares outstanding (denominator) during the period. Diluted EPS gives effect to all dilutive potential common shares outstanding during the period including convertible debt, stock options, and warrants, using the treasury stock method, and convertible debt instrument, using the if-converted method. In computing diluted EPS, the average stock price for the period is used in determining the number of shares assumed to be purchased from the exercise of stock options or warrants. Diluted EPS excludes all dilutive potential shares if their effect is anti-dilutive. There are no outstanding dilutive instruments as of June 30, 2025 or December 31, 2024.

The calculation of basic and diluted net loss per share are as follows:

	For the Six Months Ended June 30,
	2025	2024
Basic Net Income (Loss) Per Common Share:
Numerator:
Net income (loss) from continuing operations	$(15,150)	$(22,754)
Net income (loss) from discontinued operations	$(58,839)	$204
Net income	$(73,989)	$(22,500)
Denominator:
Basic weighted-average common shares outstanding	26,115,870	26,112,750
Net income (loss) per share from continuing operations	$(0.00)	$(0.00)
Net income (loss) per share from discontinued operations	$(0.00)	$0.00
Basic net income per share	$(0.00)	$(0.00)

NOTE 2 - RELATED PARTY TRANSACTIONS

Advances Payable

During the six months ended June 30, 2025, an officer and director of Fast Casual loaned the Company $2,481. During the year ended December 31, 2024,the officer and director loaned the Company $17,000. The advances are due on demand, unsecured and do not bare interest. The balance of the advances were $19,481 and $17,000 at June 30, 2025 and December 31, 2024, respectively.

During the six months ended June 30, 2025, a former officer and director of Fast Casual loaned the Company $15,000, repaid $83 and assumed the remaining $15,246 in a acquisition recission agreement (see Note 7). During the year ended December 31, 2024, the officer and director loaned the Company $329. The balance of the loans were $0 and $329 at June 30, 2025 and December 31, 2024, respectively.

FAST CASUAL CONCEPTS, INC. AND SUBSIDIARY
FOOTNOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2025

Notes Payable

During November 2024, as a result of the acquisition of CK, the Company entered into a note payable with an officer and director of Fast Casual in the amount of $62,000. The note is unsecured, does not bear interest and is due December 31, 2026. During the six months ended June 30, 2025, the officer and director loaned another $39,000 under this note. The balance of the loan was $101,000 and $62,000 at June 30, 2025 and December 31, 2024, respectively.

Fast Casual’s notes payable to related parties consist of the following at:

	June 30, 2025	December 31, 2024
Notes payable, interest at 0%, unsecured, due December 31, 2026	$101,000	$62,000
Note payable, no interest, unsecured, due upon demand	19,481	17,000
Note payable, no interest, unsecured, due upon demand	—	329
Total:	120,481	17,329
Less: current portion	$(19,481)	$(17,329)
Long-term notes payable	$101,000	$62,000

NOTE 3 - STOCKHOLDERS’ DEFICIT

During the six months ended June 30, 2025, Fast Casual issued 12,000 shares of its common stock for cash of $6,000, or $0.50 per share.

During the year ended December 31, 2023, Fast Casual issued 17,500 shares of its common stock for subscribed stock of $10,500, or $0.60 per share.

NOTE 4 - OPERATING LEASE

During November 2024, the Company entered into a lease agreement for operating and administrative space in Tarpon Springs, Florida. The lease term is two years, calls for an upfront payment of $50,000 and monthly payments of $4,280 beginning January 1, 2025. Fast Casual recorded a right-to-use lease asset and lease liability totaling $135,860 related to the above-described lease. On June 30, 2025, as part of its termination of acquisition of CK, Fast Casual derecognized the net lease assets of $96,109 and liabilities of $64,304, recognizing a loss of $31,805, which is netted with other items in the total net loss on disposal of subsidiary (see Note 7).

NOTE 5 - CARES ACT FUNDING

As part of the Coronavirus Aid, Relief and Economic Security Act, during 2020 through 2021, Fast Casual borrowed a total of $114,400 in Economic Injury Disaster Loans (EIDL). The terms call for interest at 3.75% and installment payments of principal and interest of $577 per month beginning twenty-four months from the date of the original note in 2020. During 2024, the Company was granted partial payment relief through a hardship accommodation plan, temporarily reducing the monthly payment to $58 per month in interest only payments until March 2025. The balance of the EIDL and accrued interest, was $119,924 and $120,632 June 30, 2025 and December 31, 2024, respectively.

A summary of the EIDL payable are as follows:

	June 30, 2025	December 31, 2024
EIDL, interest at 3.75% per annum, due in monthly payments beginning 2021	114,400	114,400
Total:	114,400	114,400
Less: current portion	—	—
Long-term debt, net	$114,400	$114,400

FAST CASUAL CONCEPTS, INC. AND SUBSIDIARY
FOOTNOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2025

Maturities of the above note payable are as follows at June 30, 2025:

2024	—
2025	—
2026	—
2027	—
2028	—
Thereafter	114,400
Total	$114,400

NOTE 6 - GOING CONCERN

Fast Casual's financial statements are prepared using Generally Accepted Accounting Principles applicable to a going concern that contemplates the realization of assets and liquidation of liabilities in the normal course of business. However, Fast Casual has accumulated losses since its inception and has negative cash flows from operations, which raise substantial doubt about its ability to continue as a going concern. Management's plans with respect to alleviating the adverse financial conditions that caused management to express substantial doubt about Fast Casual's ability to continue as a going concern are as follows:

To date, Fast Casual has raised over $1,000,000 and is seeking to raise up to $5,000,000 total through private placements of its common stock. Funds received from the issuance of debt and equity will be used to increase production, marketing and sale of specialty drink mixes and expand brand identity to ultimately achieve profitability.  The continuation of Fast Casual as a going concern is dependent upon its ability to generate profitable operations that produce positive cash flows.  If Fast Casual is not successful, it may be forced to raise additional debt or equity financing.

There can be no assurance that Fast Casual will be able to achieve its business plans, raise any more required capital or secure the financing necessary to achieve its current operating plan.  The ability of Fast Casual to continue as a going concern is dependent upon its ability to successfully accomplish the plan described in the preceding paragraph and attain profitable operations. The accompanying financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

NOTE 7 - DISCONTINUED OPERATIONS

CK Distribution

During June 2025, the Company terminated its acquisition of CK from November 2024. The parties agreed to return the privately held common stock shares of Fast Casual and the owner of CK assumed all liabilities and obligations of CK as of June 30, 2025. The historical statement of operations of the specialty beverage business of CK for the six months ended June 30, 2025 have been presented as discontinued operations in the consolidated financial statements.

Fast Casual recognized a loss on disposal of subsidiary as follows:

Net lease assets and liabilities	$(31,805)
Notes payable, related party	15,246
Accounts payable	8,560
Net loss on disposal of subsidiary	$7,999

Fast Casual Franchising

During 2024, the Company was notified that its only franchisee was ceasing operations at its restaurants. The discontinuation of the restaurants lead the Company to abandon its franchise business and shift its focus on the specialty beverage business as described above. As such, the franchise operations business qualified as discontinued operations as it represented a significant strategic shift of the Company’s operations and financial results. In addition, the operations and cash flows of the franchise operations business can be distinguished, operationally and for financial reporting purposes, from the remaining operations of the Company. The historical statement of operations of the franchise business as of December 31, 2024 and 2023 have been presented as discontinued operations in the consolidated financial statements.

FAST CASUAL CONCEPTS, INC. AND SUBSIDIARY
FOOTNOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2025

The operating results of the Company’s discontinued operations for the years ended December 31, 2024 and 2023 are as follows:

	For the Six Months Ended June 30,
	2025	2024
REVENUES
Beverage sales	$36,854	$—
Franchise income	—	20,321
Total revenues	36,854	20,321

COST OF SALES
Beverage product costs	(35,868)	—
GROSS PROFIT – BEVERAGE SALES	986	—

OPERATING EXPENSES
Operating expenses	—	—
General and administrative expenses	50,625	—
Professional fees	9,200	—
Total operating expenses	59,825	—

OTHER EXPENSE
Asset impairment expense	—	(20,117)
Total other expense	—	(20,117)

(Loss) Income from discontinued operations	$(58,839)	$204

Total cash provided by operating activities of discontinued operations were $11,927 and $20,117, respectively, for the six months ended June 30, 2025 and 2024, respectively.

NOTE 8 - SUBSEQUENT EVENTS

Fast Casual reviewed subsequent events through August 31, 2025, the date the financial statements were available to be issued.

M N VIJAYKUMAR

Chartered Accountant

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S REPORT

The Board of Directors and Shareholders of Fast Casual Concepts, Inc

141, Amsterdam Rd.,

Grove City, PA 16127

Opinion on the Financial Statements

We have audited the accompanying balance sheet of Fast Casual Concepts, Inc. (the “Company”) as of December 31, 2024, and the related statements of income, comprehensive income, stockholders’ equity, and cash flows for the year then ended, and the related notes (collectively referred to as the “financial statements”).

In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2024, and the results of its operations and its cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) ("PCAOB") and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

Other Matters

We were not engaged to audit, review, or apply any procedures to the financial statements for the year ended December 31, 2023, and, accordingly, we do not express an opinion or any other form of assurance on those financial statements.

We were not engaged to audit the Company’s internal control over financial reporting as of December 31, 2024; accordingly, we do not express an opinion thereon.

No.37, 1st Main, Vinayaka Layout, 3rd Stage, Vijaynagar, Bengaluru- 560040
Mobile: 9980949630, Email: vijaykumarmn17@gmail.com

Critical Audit Matters

Critical audit matters are matters arising from the current period audit of the financial statements that were communicated or required to be communicated to the audit committee and that (1) relate to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgements.

We determined that there are no critical audit matters to communicate.

Going Concern

The accompanying financial statements have been prepared assuming that the company will continue as going concern. As discussed in Note 6 to the financial statements, the company has suffered recurring losses from operations and has net capital deficiency that raise substantial doubt about its ability to continue as going concern. The management plan in regard to these matters are also described in Note 6. The financials do not include any adjustments that might result from the outcome of this uncertainty.

/s/ M.N. Vijay Kumar

M N Vijay Kumar

Bengaluru, India

Date – 28-Apr-25

We have served as the Company’s auditor since 2025

No.37, 1st Main, Vinayaka Layout, 3rd Stage, Vijaynagar, Bengaluru- 560040
Mobile: 9980949630, Email: vijaykumarmn17@gmail.com

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders

Fast Casual Concepts, Inc. and Subsidiary

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Fast Casual Concepts, Inc. and Subsidiary (the “Entity”) as of December 31, 2023 and 2022, and the related statements of operations, stockholders’ deficit and cash flows for the years ended December 31, 2023 and 2022, and the related notes. In our opinion, the financial statements present fairly, in all material respects, the financial position of the Entity as of December 31, 2023 and 2022, and the results of its operations and its cash flows for the years ended December 31, 2023 and 2022, in conformity with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying financial statements have been prepared assuming that the Entity will continue as a going concern. As discussed in Note 6 to the financial statements, the Entity has suffered recurring losses from operations and has a net capital deficiency that raises substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are described in Note 6. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Entity’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to Fast Casual Concepts, Inc. and Subsidiary in accordance with the U.S. federal securities laws and applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. Fast Casual Concepts, Inc. and Subsidiary is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Entity’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matter

The critical audit matter communicated in the Going Concern paragraph above is a matter arising from the current period audit of the financial statements that was communicated or required to be communicated to the audit committee and that (1) relates to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of the critical audit matter does not alter in any way our opinion on the financial statements, taken as a whole, and we are not, by communicating the critical audit matter, providing a separate opinion on the critical audit matter or on the accounts or disclosures to which it relates.

We have served as Fast Casual Concepts, Inc. and Subsidiary’s auditor since 2020.

Goff Backa Alfera and Company, LLC

Pittsburgh, Pennsylvania

April 18, 2024

FAST CASUAL CONCEPTS, INC. AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS

	December 31,
	2024	2023
ASSETS

CURRENT ASSETS
Cash	$247	$30,742
Prepaid expenses	495	—
Assets from discontinued operations	—	3,296
Total current assets	742	34,038

OTHER NON-CURRENT ASSETS
Right of use asset, net	130,236	—
Assets from discontinued operations	—	20,117

TOTAL ASSETS	$130,978	$54,155

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable and accrued expenses	$12,356	$—
Right of use liability	45,418	—
Note payable, current portion	—	2,519
Notes payable, related party	79,329	163,706
Liabilities from discontinued operations	—	5,328
Total current liabilities	137,103	171,553

OTHER NON-CURRENT LIABILITIES
Right of use liability	41,086	—
SBA EID Loan 2020	114,400	114,400
TOTAL LIABILITIES	292,589	285,953

STOCKHOLDERS' DEFICIT
Preferred stock; $0.001 par value, 10,000,000,000 and 10,000,000,000 shares authorized and 10,000,000,000 and 10,000,000,000 shares issued and outstanding	10,000	10,000
Common stock; $0.001 par value, 750,000,000 and 750,000,000 shares authorized and 26,112,754 and 26,112,754 shares issued and outstanding	26,113	26,113
Common stock subscribed	—	—
Additional paid-in capital	1,850,266	1,850,266
Accumulated deficit	(2,047,990)	(2,118,177)
Total stockholders' deficit	(161,611)	(231,798)

TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIT	$130,978	$54,155

See Independent Auditor’s Report and Notes to the Consolidated Financial Statements.

FAST CASUAL CONCEPTS, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Years Ended December 31,
	2024	2023
REVENUES
Beverage sales	$3,312	$—
Total Revenue	3,312	—

COST OF SALES
Product costs	3,268	—
GROSS PROFIT	44	—

OPERATING EXPENSES
General and administrative	19,283	33,808
Professional fees	23,815	—
Total operating expenses	43,098	33,808
Income (loss) from operations	(43,054)	(33,808)

OTHER INCOME (EXPENSE)
Gain on extinguishment of debt	124,685	—
Other income	—	9,068
Interest expense	(4,801)	(6,779)
Total other income (expense)	119,884	2,289
Income (loss) before income taxes	76,830	(31,519)
Provision for income taxes	—	(431)
Income (loss) from continuing operations	76,830	(31,950)
Income (loss) from discontinued operations	(6,643)	41,781

Net income	$70,187	$9,831

Basic income (loss) per common share
Continuing operations	$0.00	$(0.00)
Discontinued operations	$(0.00)	$0.00
Basic net income (loss) per common share	$0.00	$0.00
Basic weighted average common shares outstanding	26,112,754	25,868,576

Diluted income (loss) per common share
Continuing operations	$0.00	$(0.00)
Discontinued operations	$(0.00)	$0.00
Fully diluted net income per common share	$0.00	$0.00
Fully diluted weighted average common shares outstanding	26,112,754	25,868,576

See Independent Auditor’s Report and Notes to the Consolidated Financial Statements.

FAST CASUAL CONCEPTS, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' DEFICIT

	Preferred Series A		Common Stock		Additional Paid-in Capital	Common Stock Subscribed	Accumulated Deficit	Total Stockholders' Deficit
	Shares	Amount	Shares	Amount
Balance, December 31, 2022	10,000,000	$10,000	25,438,254	$25,438	$1,446,413	$10,500	$(2,128,008)	$(635,657)

Common stock issued for cash	—	—	657,000	657	383,371	—	—	384,028

Common stock issued for subscribed stock	—	—	17,500	18	10,482	(10,500)	—	—

Net income for the year ended December 31, 2023	—	—	—	—	—	—	9,831	9,831

Balance, December 31, 2023	10,000,000	$10,000	26,112,754	$26,113	$1,850,266	$—	$(2,118,177)	$(231,798)

	Preferred Series A		Common Stock		Additional Paid-in Capital	Common Stock Subscribed	Accumulated Deficit	Total Stockholders' Deficit
	Shares	Amount	Shares	Amount
Balance, December 31, 2023	10,000,000	$10,000	26,112,754	$26,113	$1,850,266	$—	$(2,118,177)	$(231,798)

Net income for the year ended December 31, 2024	—	—	—	—	—	—	70,187	70,187

Balance, December 31, 2024	10,000,000	$10,000	26,112,754	$26,113	$1,850,266	$—	$(2,047,990)	$(161,611)

See Independent Auditor’s Report and Notes to the Consolidated Financial Statements.

FAST CASUAL CONCEPTS, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Years Ended December 31,
	2024	2023

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$70,187	$9,831
Adjustments to reconcile net income (loss) to cash provided (used) by operating activities:
Loss on disposal of assets	30,216	—
Gain on forgiveness of debt	(124,685)	—
Depreciation and amortization expense	—	13,006
Changes in operating assets and liabilities:
Decrease in accounts receivable from related party	3,296	51,712
Prepaid assets	(495)	—
Leased assets	5,624	—
Employee retention credit receivable	—	92,317
Other assets	—	434
Accounts payable and accrued expenses	4,509	(82,738)
Lease liabilities	(49,356)	—
Net cash (used in)/provided by operating activities	(60,704)	84,652

CASH FLOWS FROM INVESTING ACTIVITIES:
Cash from acquisition of subsidiary	1,401	—
Net cash provided by investing activities	1,401	—

CASH FLOWS FROM FINANCING ACTIVITIES:
Common stock and shares to be issued for cash	—	394,028
Proceeds from the issuance of notes payable, related party	90,588	53,808
Payments on notes payable, related party	(61,780)	(500,590)
Payments on notes payable	—	(2,427)
Net cash provided by (used in) financing activities	28,808	(55,181)

Net change in cash	$(30,495)	$29,381
Cash, beginning of year	$30,742	$1,361

Cash, end of year	$247	$30,742

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION

Cash paid for interest	$1,949	$4,542
Cash paid for taxes	$—	$—

SUPPLEMENTAL DISCLOSURE OF NON-CASH FINANCING ACTIVITIES

Right of use assets acquired through lease	$135,860	$—
Common stock issued for subscribed stock	$—	$10,500
Accrued interest applied to debt principal	$—	$2,282

See Independent Auditor’s Report and Notes to the Consolidated Financial Statements.

FAST CASUAL CONCEPTS, INC. AND SUBSIDIARY
FOOTNOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2024 and 2023

NOTE 1 - ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES

The financial statements presented are those of Fast Casual Concepts, Inc. (“Fast Casual”, or the “Company”) and its wholly owned subsidiary, CK Distributing, LLC (“CK”). Fast Casual was originally incorporated on March 23, 2019, under the laws of the State of Pennsylvania (PA). On April 13, 2020, the Company re-domiciled in the state of Wyoming, increasing its authorized number common shares available to be issued to 750,000,000 and effectuating a 10-for-1 forward-split of its common stock. During October 2024, Fast Casual effectuated a 4:1 reverse split of its common stock.

CK was incorporated on July 10, 2023 under the laws of the state of Florida to pursue production, market and sale of specialty drink mixes. CK was acquired by Fast Casual during November 2024 as the result of a private party agreement between the respective companies’ majority ownership, whereby, 100% ownership of the CK LLC was transferred to Fast Casual in exchange for a significant shareholder in Fast Casual transferring his personal shares to the former owner of CK.

Fast Casual was incorporated to develop, build, operate and franchise casual eating establishments. All restaurant development, building and operations were discontinued on October 1, 2022. The remaining franchising operations were discontinued during 2024 with the shuttering of the last franchised eating establishment. As such, all balances and activity related to the franchising business have been shown as discontinued operations as of and for the years ended December 31, 2024 and 2023 (see Note 7).

Basis of Presentation

The Financial Statements and related disclosures have been prepared using the accrual basis of accounting in accordance with Generally Accepted Accounting Principles of the United States (“U.S. GAAP”). Fast Casual has elected a calendar year-end.

Cash Equivalents

Fast Casual considers all highly liquid investments with maturities of three months or less when purchased to be cash equivalents.

Use of Estimates

The preparation of financial statements in accordance with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Reclassifications

Presentation of $1,689 in accrued interest as of December 31, 2023 related to the Company’s Cares Act lending was reclassified to present as a separate current liability to conform to the 2024 presentation.

Revenue Recognition Policy

Fast Casual recognizes revenue in accordance with the provisions of Financial Accounting Standards Board (“FASB”) Accounting Series Codification (“ASC”) 606, Revenue From Contracts With Customers (“ASC 606”), which provides guidance on the recognition, presentation, and disclosure of revenue in financial statements. ASC 606 outlines the basic criteria that must be met to recognize revenue and provides guidance for disclosure related to revenue recognition policies. In general, the Company recognizes revenue based on the allocation of the transaction price to each performance obligation as each performance obligation in a contract is satisfied.

Fast Casual recognizes revenue from continuing operations from the sale of specialty drink mixes. Beverage sales revenue was $3,312 for the year ended December 31, 2024.

Revenue from discontinued operations is from franchising rights to its brand names. Franchising revenue was $22,154 and $65,761 during the years ended December 31, 2024 and 2023, respectively. (see Note 7).

FAST CASUAL CONCEPTS, INC. AND SUBSIDIARY
FOOTNOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2024 and 2023

Leases

During November 2024, Fast Casual entered into a two-year lease of a facility for its beverage operations in Tarpon Springs, Florida. Operating lease assets and liabilities were recognized at the lease commencement date. Operating lease liabilities represented the present value of lease payments not yet paid. Operating lease assets represented rights to use an underlying asset and are based upon the operating lease liabilities adjusted for prepayments or accrued lease payments, initial direct costs, lease incentives, and impairment of operating lease assets. To determine the present value of lease payments not yet paid, incremental borrowing rates corresponding to the reasonably certain lease term were estimated. If the estimate of our incremental borrowing rate was changed, operating lease assets and liabilities could differ materially.

Advertising

Production costs of commercials are expensed in the fiscal period the advertising is first aired while the costs of programming and other advertising, promotion and marketing programs are expensed as incurred. These costs are reported as part of general and administrative in the consolidated statements of operations.

Stock-Based Compensation

Fast Casual records stock-based compensation using the fair value method. Equity instruments issued to employees and the cost of the services received as consideration are accounted for in accordance with FASB ASC 718, Stock Compensation and are measured and recognized based on the fair value of the equity instruments issued. All transactions with non-employees in which goods or services are the consideration received for the issuance of equity instruments are accounted for in accordance with FASB ASC 515, Equity-Based Payments to Non-Employees, based on the fair value of the consideration received or the fair value of the equity instrument issued, whichever is more reliably measurable. There was no stock based compensation during the years ended December 31, 2024 and 2023.

Fair Value of Financial Instruments

FASB ASC 820, Fair Value Measurements (“ASC 820”) and ASC 825, Financial Instruments (“ASC 825”), require an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. It establishes a fair value hierarchy based on the level of independent, objective evidence surrounding the inputs used to measure fair value. A financial instrument's categorization within the fair value hierarchy is based upon the lowest level of input that is significant to the fair value measurement. It prioritizes the inputs into three levels that may be used to measure fair value:

Level 1 - Level 1 applies to assets or liabilities for which there are quoted prices in active markets for identical assets or liabilities.

Level 2 - Level 2 applies to assets or liabilities for which there are inputs other than quoted prices that are observable for the asset or liability such as quoted prices for similar assets or liabilities in active markets; quoted prices for identical assets or liabilities in markets with insufficient volume or infrequent transactions (less active markets); or model-derived valuations in which significant inputs are observable or can be derived principally from, or corroborated by, observable market data.

Level 3 - Level 3 applies to assets or liabilities for which there are unobservable inputs to the valuation methodology that are significant to the measurement of the fair value of the assets or liabilities.

The carrying values of cash and prepaid assets, accounts payable and accrued liabilities, notes payable and notes payable, related party, approximate fair value. Pursuant to ASC 820 and 825, the fair value of cash is determined based on "Level 1" inputs, which consist of quoted prices in active markets for identical assets. The recorded values of all other financial instruments approximate their current fair values because of their nature and respective maturity dates or durations.

FAST CASUAL CONCEPTS, INC. AND SUBSIDIARY
FOOTNOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2024 and 2023

New Accounting Pronouncements

Fast Casual has implemented all new accounting pronouncements that are in effect and that may impact its financial statements. The Company does not believe that there are any other new accounting pronouncements that have been issued that might have a material impact on its financial position or results of operations.

In November 2023, the Financial Accounting Standards Board (“FASB”) issued Accounting Series Update (“ASU”) No. 2023-07, Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures. ASU 2023-07 improves reportable segment disclosure requirements, primarily through requiring enhanced disclosures about significant segment expenses. ASU 2023-07 also requires disclosure of incremental segment information on an annual and interim basis for all public entities. ASU 2023-07 was effective January 1, 2024 for the Company. The adoption of ASU 2023-07 did not have a significant impact on the Company’s consolidated financial statements.

In December 2023, the FASB issued ASU 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures (ASU “2023-09”). ASU 2023-09 address investor requests for more transparency about income tax information through improvements to income tax disclosures primarily related to the rate reconciliation and income taxes paid information. The amendments require that public business entities provide on an annual basis to (1) disclose specific categories in the rate reconciliation and (2) provide additional information for reconciling items that meet a quantitative threshold. ASU 2023-09 also requires all entities disclose on an annual basis the amount of income taxes paid disaggregated by federal, state and foreign and disaggregated by individual jurisdictions for amounts greater than 5% of income taxes paid. ASU 2023-09 is effective for the Company for fiscal years beginning after December 15, 2024, including interim periods within those fiscal years. The Company is currently evaluating the impact the adoption of the standard will have on the Company’s consolidated financial statements.

In November 2024, the FASB issued ASU 2024-04, Debt—Debt with Conversion and Other Options (Subtopic 470-20): Induced Conversions of Convertible Debt Instruments (“ASU 2024-04”). ASU 2024-04 clarifies the requirements for determining whether certain settlements of convertible debt instruments should be accounted for as an induced conversion. ASU 2024-04 is effective for the Company for fiscal years beginning after December 15, 2025, including interim periods within those fiscal years. The Company is currently evaluating the impact the adoption of the standard will have on the Company’s consolidated financial position and results of operations.

Other accounting standards that have been issued by the FASB or other standards-setting bodies are not currently expected to have a material effect on the Company’s consolidated financial position, results of operations or cash flows.

Long Lived Assets

Periodically Fast Casual assesses potential impairment of its long-lived assets, which include property, equipment and acquired intangible assets, in accordance with the provisions of ASC Topic 360, Property, Plant and Equipment. Fast Casual recognizes impairment losses on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets’ carrying values. An impairment loss would be recognized in the amount by which the recorded value of the asset exceeds the fair value of the asset, measured by the quoted market price of an asset or an estimate based on the best information available in the circumstances. There were no such losses recognized during the years ended December 31, 2024 and 2023.

Basic and Diluted Loss Per Share

Fast Casual presents both basic and diluted earnings per share (EPS) on the face of the consolidated statements of operations for both continuing and discontinued operations. Basic EPS is computed by dividing net income (loss) from continuing and discontinued operations available to common shareholders (numerator) by the weighted average number of shares outstanding (denominator) during the period. Diluted EPS gives effect to all dilutive potential common shares outstanding during the period including convertible debt, stock options, and warrants, using the treasury stock method, and convertible debt instrument, using the if-converted method. In computing diluted EPS, the average stock price for the period is used in determining the number of shares assumed to be purchased from the exercise of stock options or warrants. Diluted EPS excludes all dilutive potential shares if their effect is anti-dilutive. There are no outstanding dilutive instruments as of December 31, 2024 or 2023.

FAST CASUAL CONCEPTS, INC. AND SUBSIDIARY
FOOTNOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2024 and 2023

The calculation of basic and diluted net loss per share are as follows:

	For the Year Ended December 31,
	2024	2023
Basic Net Income (Loss) Per Common Share:
Numerator:
Net income (loss) from continuing operations	$76,830	$(31,950)
Net income (loss) from discontinued operations	$(6,643)	$41,781
Net income	$70,187	$9,831
Denominator:
Basic weighted-average common shares outstanding	26,112,754	25,868,576
Net income (loss) per share from continuing operations	$0.00	$(0.00)
Net income (loss) per share from discontinued operations	$(0.00)	$0.00
Basic net income per share	$0.00	$0.00

	For the Year Ended December 31,
	2024	2023
Fully Diluted Net Income (Loss) Per Common Share:
Numerator:
Net income (loss) from continuing operations	$76,830	$(31,950)
Net income (loss) from discontinued operations	$(6,643)	$41,781
Net income	$70,187	$9,831
Denominator:
Fully Diluted weighted-average common shares outstanding	26,112,754	25,868,576
Net income (loss) per share from continuing operations	$0.00	$(0.00)
Net income (loss) per share from discontinued operations	$(0.00)	$0.00
Fully Diluted net income per share	$0.00	$0.00

Income Taxes

Fast Casual records income taxes under the asset and liability method, whereby deferred tax assets and liabilities are recognized based on the future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases, and attributable to operating loss and tax credit carryforwards. Accounting standards regarding income taxes requires a reduction of the carrying amounts of deferred tax assets by a valuation allowance, if based on the available evidence, it is more likely than not that such assets will not be realized. Accordingly, the need to establish valuation allowances for deferred tax assets is assessed at each reporting period based on a “more likely than not” realization threshold. This assessment considers, among other matters, the nature, frequency and severity of current and cumulative losses, forecasts of future profitability, the duration of statutory carryforward periods, the Company’s experience with operating loss and tax credit carryforwards not expiring unused, and tax planning alternatives.

Significant judgment is required in evaluating the Company’s tax positions and determining its provision for income taxes. During the ordinary course of business, there are many transactions and calculations for which the ultimate tax determination is uncertain. Accounting standards regarding uncertainty in income taxes provides a two-step approach to recognizing and measuring uncertain tax positions. The first step is to evaluate the tax position for recognition by determining if the weight of available evidence indicates it is more likely than not that the position will be sustained on audit, including resolution of related appeals or litigation processes, if any. The second step is to measure the tax benefit as the largest amount which is more than 50% likely, based solely on the technical merits, of being sustained on examinations. The Company considers many factors when evaluating and estimating its tax positions and tax benefits, which may require periodic adjustments and which may not accurately anticipate actual outcomes.

FAST CASUAL CONCEPTS, INC. AND SUBSIDIARY
FOOTNOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2024 and 2023

NOTE 2 - RELATED PARTY TRANSACTIONS

CK Distribution

During November 2024, a significant shareholder of the Company entered into an agreement with the owner of CK Distribution, LLC, whereby, the shareholder transferred some of his ownership in the Company in the form of common stock to the owner of CK, in exchange for the 100% ownership of CK. From the date of formation in July 2023, through the date of the exchange agreement, CK had minimal operations, no assets or liabilities. As a result of the transaction, the Company now owns 100% of CK and the shareholder is no longer a significant shareholder.

Advances Payable

During the year ended December 31, 2024, an officer and director of Fast Casual loaned the Company $17,000. The loan is due on demand, unsecured and does not bare interest. The balance of the loan was $17,000 at December 31, 2024.

During the year ended December 31, 2024, an officer and director of Fast Casual loaned the Company $329. The loan is due on demand, unsecured and does not bare interest. The balance of the loan was $329 at December 31, 2024.

Notes Payable

During November 2024, as a result of the acquisition of CK, the Company entered into a note payable with an officer and director of Fast Casual in the amount of $62,000. The note is unsecured, does not bear interest and is due December 31, 2026.

On December 31, 2022, Fast Casual entered into an unsecured note in the amount of $70,464, accruing interest at the rate of 0.8% monthly and due in full on December 31, 2023. During 2023, the Company repaid the balance of $70,464 and accrued interest of $2,282 in full.

On December 31, 2022, Fast Casual entered into an unsecured note in the amount of $433,295, accruing interest at the rate of 0.8% monthly and due in full on December 31, 2023. During the year ended December 31 2023, Fast Casual received additional funding of $53,808 and repaid $389,300 in cash. To memorialize the additional funding, on December 31, 2023, Fast Casual entered into a new unsecured note in the amount of $97,803, 0% interest, due December 31, 2024. During 20204, the Company repaid $61,780 and the holder of the note forgave the remaining $58,782. The balance of the note was $0 and $97,803 at December 31, 2024 and 2023, respectively.

On December 31, 2022, Fast Casual entered into a non-interest bearing, unsecured note in the amount of $104,447, due in full on December 31, 2023. During the year ended December 31, 2023, the Company repaid $38,544. During the year ended December 31, 2024, the holder of the note forgave the remaining $65,903 of the note. The balance of the note was $0 and 65,903 at December 31, 2024 and 2023, respectively.

Fast Casual’s notes payable to related parties consist of the following at:

	December 31,
	2024	2023
Notes payable, interest at 0%, unsecured, due December 31, 2026	$79,000	$—
Note payable, no interest, unsecured, due upon demand	329	97,803
Note payable, no interest, unsecured, due December 31, 2024	—	65,903
Total:	79,329	163,706
Less: current portion	$(329)	$(163,706)
Long-term notes payable	$79,000	$—

FAST CASUAL CONCEPTS, INC. AND SUBSIDIARY
FOOTNOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2024 and 2023

NOTE 3 - STOCKHOLDERS’ DEFICIT

During the year ended December 31, 2023 Fast Casual issued 657,000 shares of its common stock for cash of $394,028, or approximately $0.60 per share.

During the year ended December 31, 2023, Fast Casual issued 17,500 shares of its common stock for subscribed stock of $10,500, or $0.60 per share.

NOTE 4 - OPERATING LEASE

During November 2024, the Company entered into a lease agreement for operating and administrative space in Tarpon Springs, Florida. The lease term is two years, calls for an upfront payment of $50,000 and monthly payments of $4,280 beginning January 1, 2025.

Fast Casual recorded a right-to-use lease asset and lease liability totaling $135,860 related to the above-described lease. During the years ended December 31, 2024, Fast Casual recognized $6,268 in facility expenses from amortization of leased assets.

The following table details the operating lease balances included in the accompanying balance sheets as of:

	December 31,
	2024	2023
Right of use asset – operating lease, net	$130,236	$—
Operating lease liabilities – current	$45,418	$—
Operating lease liabilities – long-term	$41,086	$—

As of December 31, 2024, the remaining lease term is 1.92 years.

Maturities of the lease liabilities are as follows at December 31, 2024:

Total lease payments:

2024	$51,360
2025	42,800
2026	—
2027	—
2028	—
Thereafter	—
Total lease payments	94,160
Less: interest	(7,656)
Total lease liabilities	86,504
Less: Current portion	(45,418)
Long-term lease liabilities	$41,086

NOTE 5 - CARES ACT FUNDING

As part of the Coronavirus Aid, Relief and Economic Security Act, during 2020 through 2021, Fast Casual borrowed a total of $114,400 in Economic Injury Disaster Loans (EIDL). The terms call for interest at 3.75% and installment payments of principal and interest of $577 per month beginning twenty-four months from the date of the original note in 2020. During 2024, the Company was granted partial payment relief through a hardship accommodation plan, temporarily reducing the monthly payment to $58 per month in interest only payments until March 2025. The balance of the EIDL and accrued accrued interest, was $120,632 and $118,608 at December 31, 2024 and 2023, respectively.

FAST CASUAL CONCEPTS, INC. AND SUBSIDIARY
FOOTNOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2024 and 2023

A summary of the EIDL payable are as follows:

	December 31,
	2024	2023
EIDL, interest at 3.75% per annum, due in monthly payments beginning 2021	114,400	114,400
Total:	114,400	114,400
Less: current portion	—	—
Long-term debt, net	$114,400	$114,400

Maturities of the above note payable are as follows at December 31, 2024:

2024	—
2025	—
2026	—
2027	—
2028	—
Thereafter	114,400
Total	$114,400

NOTE 6 - GOING CONCERN

Fast Casual's financial statements are prepared using Generally Accepted Accounting Principles applicable to a going concern that contemplates the realization of assets and liquidation of liabilities in the normal course of business. However, Fast Casual has accumulated losses since its inception and has negative cash flows from operations, which raise substantial doubt about its ability to continue as a going concern. Management's plans with respect to alleviating the adverse financial conditions that caused management to express substantial doubt about Fast Casual's ability to continue as a going concern are as follows:

To date, Fast Casual has raised over $1,000,000 and is seeking to raise up to $5,000,000 total through private placements of its common stock. Funds received from the issuance of debt and equity will be used to increase production, marketing and sale of specialty drink mixes and expand brand identity to ultimately achieve profitability.  The continuation of Fast Casual as a going concern is dependent upon its ability to generate profitable operations that produce positive cash flows.  If Fast Casual is not successful, it may be forced to raise additional debt or equity financing.

There can be no assurance that Fast Casual will be able to achieve its business plans, raise any more required capital or secure the financing necessary to achieve its current operating plan.  The ability of Fast Casual to continue as a going concern is dependent upon its ability to successfully accomplish the plan described in the preceding paragraph and attain profitable operations. The accompanying financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

NOTE 7 - DISCONTINUED OPERATIONS

During 2024, the Company was notified that its only franchisee was ceasing operations at its restaurants. The discontinuation of the restaurants lead the Company to abandon its franchise business and shift its focus on the specialty beverage business as described above. As such, the franchise operations business qualified as discontinued operations as it represented a significant strategic shift of the Company’s operations and financial results. In addition, the operations and cash flows of the franchise operations business can be distinguished, operationally and for financial reporting purposes, from the remaining operations of the Company. The historical statement of operations of the franchise business as of December 31, 2024 and 2023 have been presented as discontinued operations in the consolidated financial statements.

FAST CASUAL CONCEPTS, INC. AND SUBSIDIARY
FOOTNOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2024 and 2023

The operating results of the Company’s discontinued operations for the years ended December 31, 2024 and 2023 are as follows:

	For the Years Ended December 31,
	2024	2023
REVENUES
Franchise income	$22,154	$65,761

OPERATING EXPENSES
Operating expenses	—	5,079
Depreciation expense	—	13,006
Professional fees	—	5,895
Total operating expenses	—	23,980

OTHER INCOME (EXPENSE)
Asset impairment expense	(30,216)	—
Gain from debt extinguishment	1,419	—
Total other income (expense)	(28,797)	—

(Loss) income from discontinued operations	$(6,643)	$41,781

Total cash provided by operating activities of discontinued operations were $23,413 and $157,035, respectively, for the year ended December 31, 2024 and 2023, respectively.

NOTE 8 - INCOME TAXES

Fast Casual files income tax returns in the U.S. federal jurisdiction and the state of Pennsylvania. Fast Casual’s policy is to recognize interest accrued related to unrecognized tax benefits in interest expense and penalties in operating expenses. Deferred taxes are provided on a liability method whereby deferred tax assets are recognized for deductible temporary differences and operating loss and tax credit carry forwards and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

Net deferred tax assets consist of the following components as of December 31, 2024 and 2023:

	2024	2023
Deferred tax assets:
Net operating loss carryforward	$692,851	$688,303
Valuation allowance	(692,851)	(688,303)
	$—	$—

The federal income tax provision differs from the amount of income tax determined by applying the U.S. federal income tax rate of 21% to pretax income from continuing operations for the years ended December 31, 2024 and 2023 due to the following:

	2024	2023
Pre-tax book income (loss)	$14,739	$2,155
Gain on debt extinguishment	(26,183)	—
Loss on asset impairment	6,345	—
Valuation allowance	5,099	(1,724)
	$—	$431

FAST CASUAL CONCEPTS, INC. AND SUBSIDIARY
FOOTNOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2024 and 2023

The Company had net operating losses of approximately $4,693,183 with state net operating losses beginning to expire in 2040.  Due to the change in ownership provisions of the Tax Reform Act of 1986, net operating loss carryforwards for Federal income tax reporting purposes are subject to annual limitations. Should a change in ownership occur, net operating loss carryforwards may be limited as to use in future years. In accordance with the statute of limitations for federal tax returns, the Company’s federal tax returns for the years 2020 through 2023 are subject to examination.

NOTE 9 - SUBSEQUENT EVENTS

Fast Casual reviewed subsequent events through April 29, 2025, the date the financial statements were available to be issued.

INDEX TO EXHIBITS

Exhibit Number	Exhibit Description

3.1	Articles of Incorporation

3.2	Articles of Amendment

3.3	Corporate By-Laws

23.1	Consent of Independent Registered Public Acconting Firm

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

FAST CASUAL CONCEPTS, INC.
(Registrant)

Date:	September 15, 2025	By:	/s/ George Athanasiadis
George Athanasiadis
President/Director
Fast Casual Concepts, Inc.